Exhibit 3

CONTRIBUTION AGREEMENT

by and among

MARATHON Rental Investments, Inc.,

paramount group, inc.,

and

The Stockholder

of

MARATHON rental investments, inc.

Dated as of November 6, 2014

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EXHIBITS

Exhibit A	List of Properties
Exhibit B	Certificate of Conversion
Exhibit C	Certificate of Formation
Exhibit D	Agreement and Plan of Merger
Exhibit E	Escrow Agreement
Exhibit F	Lock-up Agreement
Exhibit G	Assignment and Assumption Agreement

SCHEDULES
Schedule 1.01	Excluded Assets
Schedule 1.02	Consideration

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DEFINED TERMS

Affiliate	Section 7.02
Assignment and Assumption Agreement	Section 1.01
Business Day	Section 7.02
Certificate of Conversion	Recitals
Certificate of Formation	Recitals
Claim	Section 5.03
Claim Notice	Section 5.03
Closing Documents	Section 2.03
Code	Section 7.02
Company	Introduction
Company Cap	Section 5.07
Company Common Stock	Recitals
Company Indemnified Party	Section 5.02
Company’s Knowledge	Section 7.02
Company Material Adverse Effect	Section 7.02
Company Shares	Recitals
Contributed Interests	Recitals
Contribution	Recitals
Contribution Agreement	Introduction
Contribution Closing	Section 2.02
Contribution Closing Date	Section 2.02
Contributor	Introduction
Contributor Disclosure Letter	Article IV
Contributor Indemnified Party	Section 5.01
Contributor Material Adverse Effect	Section 7.02
Contributor Subsidiary	Section 4.01
Contributor’s Knowledge	Section 7.02
Conversion	Recitals
Deductible	Section 5.01
Dispute	Section 7.08
DSOS	Recitals
Environmental Laws	Section 7.02
Equity Holder	Recitals
Escrow Agreement	Recitals
Excluded Assets	Section 1.01
Expiration Date	Section 5.05
Formation Transactions	Recitals
Governmental Authority	Section 7.02
Incremental Transfer Taxes	Section 7.02
Indemnified Party	Section 5.03
Indemnifying Party	Section 5.03
Indemnity Holdback Amount	Recitals
IPO	Recitals
IPO Closing	Section 2.02

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IPO Closing Date	Section 7.02
JV Entities	Section 4.01
Laws	Section 7.02
Leases	Section 4.10
Liens	Section 7.02
Lock-up Agreement	Recitals
Losses	Section 5.01
Marathon	Introduction
Marathon LLC	Introduction
Merger	Recitals
Merger Agreement	Recitals
New York Transfer Taxes	Section 6.03
Operating Partnership	Recitals
Organizational Documents	Section 7.02
Outside Date	Section 2.05
Permitted Activities	Section 4.16
Permitted Distribution	Section 4.16
Permitted Liens	Section 7.02
Person	Section 7.02
PGI	Section 6.04
PGI Merger Agreement	Section 6.04
Price to the Public	Section 7.02
Properties	Recitals
Property	Recitals
Property Interests	Recitals
Registration Rights Agreement	Recitals
Registration Statement	Section 7.02
REIT	Recitals
SEC	Section 2.01
Securities Act	Section 7.02
Stockholder’s Representative	Section 6.02
Subsidiary	Section 7.02
Surviving Entity	Recitals
Tax	Section 7.02
Tax Return	Section 7.02
Third Party Claims	Section 5.04
Transaction Agreements	Recitals

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Contribution Agreement”) is made and entered into as of November 6, 2014, by and between PARAMOUNT GROUP, INC., a Maryland corporation (the “Company”), MARATHON RENTAL INVESTMENTS, INC., a Delaware corporation (the “Contributor” or “Marathon”) and the stockholder whose name appears on the signature page hereto (the “Stockholder”). Unless otherwise specifically stated herein or the context otherwise requires, the terms “Contributor” and “Marathon” refer to Marathon and its Subsidiaries with respect to the period prior to the Conversion and to Marathon Rental Investments LLC, a Delaware limited liability company (“Marathon LLC”), and its Subsidiaries with respect to the period from and after the Conversion. After the Conversion, all references to the term “Stockholder” shall mean the “Equity Holder.” Capitalized terms used and not defined in the body of this Contribution Agreement shall have the meanings set forth in Section 7.02 hereto.

RECITALS

WHEREAS, the Company intends to conduct an initial public offering (the “IPO”) of the common stock, par value $0.01 per share (“Company Common Stock”), of the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Sections 856 through 860 of the Code;

WHEREAS, in connection with the IPO, the Company, which is the sole general partner of Paramount Group Operating Partnership LP (the “Operating Partnership”), desires to engage in a series of transactions through which the Company and the Operating Partnership will acquire their initial portfolio of properties and other assets that they intend to own following the IPO (collectively, the “Formation Transactions”);

WHEREAS, the Contributor owns, directly or indirectly, interests (the “Property Interests”) in the properties set forth on Exhibit A hereto, under the heading “Marathon” (each, a “Property” and together the “Properties”);

WHEREAS, as part of the Formation Transactions, pursuant to this Contribution Agreement, the Contributor shall contribute (the “Contribution”) to the Company all of its assets (other than Excluded Assets) and liabilities (the “Contributed Interests”) and the Company shall acquire from the Contributor all of the Contributor’s right, title and interest in the Contributed Interests in exchange for shares of Company Common Stock;

WHEREAS, the board of directors of the Contributor and the Stockholder have approved, subject to, and following the Contribution Closing, the conversion of the Contributor from a Delaware corporation to a Delaware limited liability company (the “Conversion”);

WHEREAS, following the Contribution Closing, the Company on behalf of the Contributor will file a Certificate of Conversion with the Secretary of State of the State of Delaware (the “DSOS”), a copy of which is attached hereto as Exhibit B (the “Certificate of Conversion”) and a Certificate of Formation, a copy of which is attached hereto as Exhibit C (the “Certificate of Formation”) in order to effectuate the Conversion;

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WHEREAS, following the effective time of the Conversion, pursuant to the Agreement and Plan of Merger attached hereto as Exhibit D (the “Merger Agreement” and together with this Contribution Agreement, the “Transaction Agreements”), Marathon LLC will merge with and into the Company (the “Merger”) with the Company as the surviving entity (sometimes referred to as the “Surviving Entity”) and in consideration thereof the Stockholder, which will be the sole equity holder of Marathon LLC (in such capacity, the “Equity Holder”), will receive shares of Company Common Stock (the “Company Shares”) in accordance with the terms and conditions set forth in the Merger Agreement;

WHEREAS, at the Merger Closing, the Stockholder acknowledges that the Company will deposit the number of Company Shares set forth on Schedule 1.07 of the Merger Agreement under the heading “Marathon LLC” as the Indemnity Holdback Amount, which represents approximately 1.5% of the Merger Consideration (collectively, the “Indemnity Holdback Amount”), into an Indemnity Holdback Escrow (as defined in the Escrow Agreement) pursuant to that certain Omnibus Distribution and Escrow Agent Agreement, a copy of which is attached hereto as Exhibit E (the “Escrow Agreement”) in order to provide for the exclusive remedy against the Stockholder (in its capacity as such) for any breaches of the Transaction Agreements by the Stockholder;

WHEREAS, concurrently with the execution of this Contribution Agreement, the Stockholder has executed and delivered a lock-up agreement to the underwriters of the IPO, a copy of which is attached as Exhibit F hereto (the “Lock-up Agreement”);

WHEREAS, concurrently with the execution of this Contribution Agreement, the Company has entered into a registration rights agreement with the Stockholder (the “Registration Rights Agreement”); and

WHEREAS, prior to or concurrently with the execution of this Contribution Agreement, the Company or the Operating Partnership, as the case may be, together with the applicable counterparties have entered into the Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Contribution Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I

CONTRIBUTION; CONVERSION; MERGER

Section 1.01         Contribution Transaction; Assignment and Assumption.

(a)          At the Closing and subject to the terms and conditions contained in this Contribution Agreement, the Contributor shall contribute, assign, set over, deliver and transfer to the Company absolutely and unconditionally and free and clear of all Liens (other than Permitted Liens), all of its right, title and interest in and to the Contributed Interests, including all rights to indemnification in favor of the Contributor under the agreements pursuant to which the Contributor acquired the Contributed Interests transferred pursuant to this Contribution Agreement. The contribution of the Contributed Interests shall be evidenced by the execution and delivery of an Assignment and Assumption Agreement in substantially the form of Exhibit G attached hereto and incorporated herein by reference (the “Assignment and Assumption Agreement”).

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(b)          Notwithstanding anything in Section 1.01(a) to the contrary, the Contributor shall not contribute, assign, set over, deliver or transfer any of Contributor’s right, title and interest to any assets of the Contributor set forth in Schedule 1.01 under the heading “Marathon” (“Excluded Assets”).

Section 1.02         Consideration. At the Contribution Closing, subject to the terms and conditions in this Contribution Agreement, in exchange for the transfer of the Contributed Interests, the Company shall issue to the Contributor the number of Company Shares set forth on Schedule 1.02 under the heading “Marathon”. No fractional Company Shares shall be issued to the Contributor pursuant to this Agreement. If aggregating all Company Shares that the Contributor otherwise would be entitled to receive pursuant to this Agreement would require the issuance of a fractional Company Share, the Contributor shall instead be entitled to receive one full Company Share in lieu of such fractional Company Share.

Section 1.03         Further Action. If, at any time after the Contribution Closing, the Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the Contributor acquired or to be acquired by the Company as a result of, or in connection with, the Contribution or otherwise to carry out this Contribution Agreement, the Company shall be authorized to execute and deliver, in the name and on behalf of the Contributor, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Contributor, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Company or otherwise to carry out this Contribution Agreement.

Section 1.04         Transaction Costs. Subject to Section 6.05, if the Contribution Closing occurs, the Company shall be solely responsible for all transaction costs and expenses of the Company and the Contributor that have not previously been paid in connection with this Contribution Agreement, which include, but are not limited to, lender consent fees, legal, accounting and consultant fees.

Section 1.05         Prorations. There shall be no prorations at the Contribution Closing for any income and expense items with respect to the Properties.

Section 1.06         Tax Treatment of Contribution, Conversion and Merger. It is intended that, for U.S. federal income tax purposes, that the Contribution, Conversion and Merger shall, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Contribution Agreement and the Merger Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

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Article II

CLOSING

Section 2.01         Conditions Precedent.

(a)          Condition to Each Party’s Obligations. The respective obligation of each party to effect the contribution contemplated by this Contribution Agreement and to consummate the other transactions contemplated hereby to occur on the Contribution Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii)         IPO Proceeds. The Company shall have received, or have the right to receive, substantially concurrently with the Contribution Closing and the Merger Closing, the proceeds from the IPO. This condition may not be waived by any party.

(iii)        Merger. The Company, the Contributor and the Stockholder will agree that, except for filings with the DSOS in order to effectuate the Conversion, any conditions to closing the Merger, other than effecting the Conversion, have been irrevocably satisfied or waived at or prior to the Contribution Closing. This condition may not be waived by any party.

(iv)        No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated by the Transaction Agreements nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b)           Conditions to Obligations of the Company. The obligation of the Company to effect the Contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Contribution Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Company in whole or in part):

(i)          Representations and Warranties. (i) The representations and warranties of the Contributor set forth in Section 4.16 shall be true and correct in all respects as of the date of this Contribution Agreement and as of the Contribution Closing, (ii) each representation and warranty of the Contributor contained in this Contribution Agreement (other than in Section 4.16) that is qualified by materiality or Contributor Material Adverse Effect shall be true and correct in all respects as of the date of this Contribution Agreement and as of the Contribution Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (iii) each representation and warranty of the Contributor contained in this Contribution Agreement (other than in Section 4.16) that is not qualified by materiality or Contributor Material Adverse Effect shall be true and correct as of the date of this Contribution Agreement and as of the Contribution Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Contributor Material Adverse Effect.

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(ii)         Performance by the Contributor. The Contributor shall have performed in all material respects all agreements and covenants required by the Transaction Agreements to be performed or complied with by it on or prior to the Contribution Closing Date.

(iii)        Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor and the Stockholder to consummate the transactions contemplated by the Transaction Agreements (except for those the absence of which would not have a material adverse effect on the ability of the Contributor to consummate the transactions contemplated by the Transaction Agreements) shall have been obtained.

(iv)        FIRPTA Affidavit.         The Contributor shall have provided the Company with a properly executed FIRPTA certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2) providing that the Contributor is not a “foreign person” and the Stockholder shall have (A) provided the Company with a properly executed FIRPTA certificate in accordance substantially with the form set forth in Treasury Regulation Section 1.1445-2(d)(2) sufficient to avoid any withholding under Section 1445 of the Code or (B) provided cash (in such amount as determined by the Company in its reasonable discretion) to the Company sufficient to pay any applicable withholding under the Code.

(v)         Closing Documents.         The Contributor shall have executed and delivered to the Company the documents to which it is a party which are required to be delivered pursuant to Section 2.03.

(c)          Conditions to Obligations of the Contributor. The obligation of the Contributor to effect the Contribution contemplated by this Contribution Agreement and to consummate the other transactions contemplated hereby to occur on the Contribution Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Contributor in whole or in part):

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(i)          Representations and Warranties. (i) Each representation and warranty of the Company contained in this Contribution Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Contribution Agreement, as of the Contribution Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (ii) each representation and warranty of the Company contained in this Contribution Agreement that is not qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date of this Contribution Agreement, as of the Contribution Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(ii)         Performance by the Company. The Company shall have performed in all material respects all agreements and covenants required by the Transaction Agreements to be performed or complied with by it on or prior to the Contribution Closing Date.

(iii)        Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Company to consummate the transactions contemplated by the Transaction Agreements (except for those the absence of which would not have a material adverse effect on the ability of any of the Company to consummate the transactions contemplated by the Transaction Agreements) shall have been obtained.

(iv)        Price to the Public. The Contributor shall have approved the Price to the Public.

(v)         Closing Documents. The Company shall have executed and delivered to the Contributor the documents required to be delivered pursuant to Section 2.03.

Section 2.02         Time and Place. Unless this Contribution Agreement shall have been terminated pursuant to Section 2.05, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the transfer contemplated by Section 1.01 and the other transactions contemplated hereby (the “Contribution Closing” or the “Contribution Closing Date”) shall occur prior to the Conversion and the Conversion shall occur prior to the Merger Closing and concurrently with the closing of the IPO (the “IPO Closing”), or up to one (1) day prior to, but conditioned upon the subsequent occurrence of the Merger Closing and the IPO Closing. The Closing shall take place at the offices of Goodwin Procter llp, 620 Eighth Avenue, New York, NY 10018 or such other place as determined by the Company in its sole discretion. In connection with the foregoing, the parties hereto hereby agree that the specific order in which the Contribution Closing, the Merger Closing, the IPO Closing and the closing of the other transactions that are part of or related to the Formation Transactions occur shall be as determined by the Company, provided, however, that the Contribution Closing shall precede the Conversion, and the Conversion shall precede the Merger Closing.

Section 2.03         Closing Deliveries. On the Contribution Closing Date, each of the parties shall make, execute, acknowledge and deliver the legal documents and other items to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Contribution Agreement and the other transactions contemplated to take place in connection therewith (collectively, the “Closing Documents”). The Closing Documents and other items to be delivered at the Contribution Closing shall be the following:

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(a)          the Assignment and Assumption Agreement; and

(b)          an executed Certificate of Conversion and Certificate of Formation.

Section 2.04         Transfer Costs. Subject to Section 6.05, the Company shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees incurred by the Company or the Contributor in connection with the transactions contemplated hereby.

Section 2.05         Term of the Agreement. The Transaction Agreements shall terminate automatically if the transactions contemplated by the Transaction Agreements shall not have been consummated on or prior to March 31, 2015 (such date is hereinafter referred to as the “Outside Date”). In addition, the Transaction Agreements may be terminated before the Contribution Closing by a document signed by the Company and the Contributor.

Section 2.06         Effect of Termination. In the event of termination of the Transaction Agreements for any reason, all obligations on the part of the Company and the Contributor and the Stockholder under the Transaction Agreements shall terminate, except that the obligations set forth in Article VII shall survive, it being understood and agreed, however, for the avoidance of doubt, that if the Transaction Agreements are terminated because one or more of the conditions to the non-breaching party’s obligations under this Contribution Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under the Transaction Agreements, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.07         Tax Withholding. The Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable (or deemed payable) as a result of the transactions contemplated by the Transaction Agreements, including the Indemnity Holdback Amount, to the Contributor, or the Stockholder, as applicable, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax law (as determined by the Company in its reasonable discretion). To the extent that amounts are so deducted and withheld by the Company, such amounts shall be treated for all purposes of the Transaction Agreements as having been paid to the Contributor, or the Stockholder, as applicable. The Contributor or the Stockholder, as applicable, shall (A) to the extent requested by Marathon, contribute cash prior to the Contribution and Merger equal to (i) any withholding Taxes that would otherwise be required to be withheld by the Company in connection with the Contribution and/or Merger (taking into account any gross-up attributable to such amounts) and (ii) any withholding Taxes that Marathon failed to withhold with respect to distributions to the Stockholder prior to the Closing and (B) indemnify and hold harmless the Company for any withholding Taxes relating to the Company’s failure to withhold from the Contributor or the Stockholder, as applicable, as required by applicable Laws, and for any Taxes of the Contributor (including those described in subclause (A)(ii) above), other than Taxes attributable to the Company’s breach of its covenants in Section 6.03(f) or Section 6.04, provided, however, that, in either case, neither the Contributor nor the Stockholder, as applicable, shall be liable for any penalties that may become payable in respect thereof, and provided further that, for the avoidance of doubt, the indemnification obligation of the Stockholder pursuant to this clause (B) shall neither be limited to the Indemnity Holdback Amount nor subject to the Deductible.

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Section 2.08         Merger.

(a)          Immediately following the Contribution Closing, the Contributor and the Stockholder agree that the Company shall take all actions to file, or cause to be filed, the Certificate of Conversion and the Certificate of Formation, at the Contributor’s sole cost and expense, with the DSOS. The parties agree and acknowledge that the closing of the Merger is conditioned upon the closing of the Contribution and the effectiveness of the Conversion.

(b)          Immediately following the completion of the Conversion, the Company, Marathon LLC, and the Equity Holder shall execute and deliver the Merger Agreement and close the Merger in accordance with the terms and conditions of the Merger Agreement.

Article III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to the Contributor as set forth below, which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Contribution Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of the earlier date):

Section 3.01         Organization; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite power and authority to enter into the Transaction Agreements and all agreements contemplated thereby to which it is party and to carry out the transactions contemplated by the Transaction Agreements, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02         Due Authorization. The execution, delivery and performance of the Transaction Agreements by the Company have been duly and validly authorized by all necessary action of the Company. The Transaction Agreements and each agreement, document and instrument executed and delivered by or on behalf of the Company pursuant to the Transaction Agreements constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company, each enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 3.03         Consents and Approvals. Except in connection with the IPO and the consummation of the Formation Transactions or as shall have been obtained on or prior to the Contribution Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Company in connection with the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby, including, without limitation, the Merger, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.04         Tax Matters. At the effective time of the IPO and at the Contribution Closing and at the effective time of the Merger, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Contribution Closing takes place.

Section 3.05         No Violation. None of the execution, delivery or performance of the Transaction Agreements, any agreement contemplated by the Transaction Agreements between the parties to the Transaction Agreements and the transactions contemplated thereby between the parties to the Transaction Agreements, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation, or other right under, (a) the Organizational Documents of the Company, (b) any agreement, document or instrument to which the Company is a party or by which the Company is bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company (or its assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06         Validity of Company Shares. The Company Shares, when issued and delivered pursuant to the terms of the Transaction Agreements, will be duly authorized by the Company and will be validly issued by the Company, free and clear of all Liens created by the Company (other than Liens created by the charter of the Company, the Escrow Agreement, the Lock-up Agreement or the Transaction Agreements).

Section 3.07         Litigation. There is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened against the Company, the Operating Partnership or any of their Subsidiaries which is reasonably expected to have a Company Material Adverse Effect, or which challenges or impairs the ability of the Company to execute or deliver, or perform its obligations under, the Transaction Agreements and the documents executed by it pursuant to the Transaction Agreements or to consummate the transactions contemplated thereby.

Section 3.08         Limited Activities. Except for activities in connection with the IPO or the Formation Transactions or in the ordinary course of business, the Company and the Operating Partnership and their Subsidiaries have not engaged in any material business or incurred any material obligations.

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Section 3.09         Broker. None of the Company or the Operating Partnership or any of their members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Contributor to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Transaction Agreements.

Section 3.10         No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company shall not be deemed to have made any other representation or warranty in connection with the Transaction Agreements or the transactions contemplated thereby.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

Except as disclosed in the disclosure letter delivered to the Company by the Contributor on the date hereof (the “Contributor Disclosure Letter”), the Contributor hereby represents and warrants to the Company as set forth below, and the Stockholder hereby represents and warrants to the Company as set forth in Section 4.13 below, which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Contribution Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of the earlier date):

Section 4.01         Organization; Authority.

(a)          The Contributor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to enter into the Transaction Agreements, each agreement contemplated hereby to which it is a party and to carry out the transactions contemplated by the Transaction Agreements, and to own, lease or operate its assets and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Contributor Material Adverse Effect.

(b)          Following the Conversion, the Contributor will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite power and authority to enter into the Transaction Agreements, each agreement contemplated hereby to which it is a party and to carry out the transactions contemplated by the Transaction Agreements, and to own, lease or operate its assets and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Contributor Material Adverse Effect.

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(c)          Section 4.01(b) of the Contributor Disclosure Letter, sets forth as of the date hereof, with respect to the Contributor, (i) the name and the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Contributor (“Contributor Subsidiary”) and (ii) the ownership interest of the Contributor or other Contributor Subsidiary in each such Contributor Subsidiary. Each Contributor Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Contributor Material Adverse Effect.

(d)          The Contributor or Contributor Subsidiaries own the equity interests in the Persons set forth on Section 4.01(d) of the Contributor Disclosure Letter (together with the Subsidiaries of such Persons, the “JV Entities”) in the stated percentage set forth on Section 4.01(d) of the Contributor Disclosure Letter.

(e)          The Contributor has made available to the Company a complete and correct copy of the operating agreement for Marathon LLC, which will be executed immediately following completion of the Conversion by the Stockholder, which will be the sole Equity Holder of Marathon LLC.

Section 4.02         Due Authorization. The execution, delivery and performance of the Transaction Agreements by the Contributor and the Stockholder have been duly and validly authorized by all necessary action required of the Contributor and the Stockholder, respectively. The Transaction Agreements and each agreement, document and instrument executed and delivered by or on behalf of the Contributor and the Stockholder pursuant to the Transaction Agreements constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor and the Stockholder, each enforceable against the Contributor and the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03         Ownership of Contributed Interests; Capitalization.

(a)          The Contributor is the owner of the Contributed Interests and has the power and authority to transfer, sell, assign and convey to the Company the Contributed Interests free and clear of any Liens (other than Permitted Liens) and, upon delivery of the consideration for the Contributed Interests as provided herein, the Company will acquire good and valid title thereto, free and clear of any Liens (other than Permitted Liens). Except as provided for or contemplated by this Contribution Agreement or any other agreements referenced herein, there are no, and, as of the Contribution Closing, there will not be any rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding entitling any Person to acquire any equity interests in the Contributor Subsidiaries or JV Entities, except pursuant to Permitted Liens or rights established pursuant to the terms of the Organizational Documents and related agreements with respect to the Contributor Subsidiaries and JV Entities that have been previously disclosed to the Company.

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(b)          The sole stockholder of Marathon is the Stockholder. Following the Conversion, the sole equity holder of Marathon LLC entitled to receive the Merger Consideration pursuant to the Merger Agreement, subject to the Indemnity Holdback Amount, will be the Stockholder.

Section 4.04         Consents and Approvals. Except as shall have been satisfied on or prior to the Contribution Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Contributor, any Contributor Subsidiary, any JV Entity or the Stockholder in connection with the execution, delivery and performance of the Transaction Agreements, and the transactions contemplated by the Transaction Agreements, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Contributor Material Adverse Effect.

Section 4.05         Taxes.

(a)          The Contributor and each Contributor Subsidiary and JV Entity has timely filed, or will timely file, all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and the Contributor and each Contributor Subsidiary and JV Entity has paid (or had paid on its behalf) all Taxes required to be paid by it (whether or not shown on such Tax Returns), and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Contributor or any Contributor Subsidiary or JV Entity, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(b)          There are no Liens as a result of any unpaid Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets or property of the Contributor, any Contributor Subsidiary or any JV Entity.

(c)          Except as would not reasonably be expected to have a Contributor Material Adverse Effect, there are no pending or, to the Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to a liability in respect of income or non-income Taxes of the Contributor, any Contributor Subsidiary or any JV Entity.

(d)          The Contributor has entered into this Agreement for good and valid business reasons.

(e)          The Stockholder has no plan or intention to sell, exchange or transfer equity interests in Marathon LLC or stock in the Contributor for consideration other than Company Common Stock, in contemplation of the Contribution or Merger, to the Company (or any party related to the Company) or sell, exchange or transfer any Company Common Stock received in the Merger to the Company (or any party related to the Company).

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(f)          The Contributor has not agreed to assume, nor will assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of the Stockholder in connection with or as part of the Merger or any related transaction.

(g)          No part of the Company Common Stock issued pursuant to this Agreement or the Merger Consideration will be received by the Stockholder as a creditor, employee or in any capacity other than as an equity holder in Marathon LLC or stockholder of Marathon.

(h)          The Contributor is a “United States real property holding corporation” for U.S. federal income tax purposes.

(i)          The Contributor holds cash or cash equivalents (excluding any cash or cash equivalents taken into account in the net amount of tangible assets and liabilities set forth in Section 4.16 of the Disclosure Letter) in an amount that is at least equal to the unpaid Taxes owed by it for all taxable periods ending on or prior to the Contribution Closing Date.

(j)          None of the Contributor or any Contributor Subsidiary is or ever has been a party to or bound by, or could have any liability under, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(k)          None of the Contributor or any Contributor Subsidiary has any liability for Taxes of any person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law (other than in respect of being a member of a consolidated group the common parent of which is the Contributor), or as a transferee or successor.

Section 4.06         No Violation. None of the execution, delivery or performance of the Transaction Agreements, any agreement contemplated thereby between the parties to the Transaction Agreements and the transactions contemplated by the Transaction Agreements, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Contributor, any Contributor Subsidiary, any JV Entity or the Stockholder, (b) any agreement, document or instrument to which the Contributor, any Contributor Subsidiary, any JV Entity or the Stockholder is a party or by which the Contributor, any Contributor Subsidiary, any JV Entity or the Stockholder are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor, any Contributor Subsidiary, any JV Entity or the Stockholder (or their assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.07         Solvency. The Contributor has been and will be solvent at all times prior to the transfer of the Contributed Interests to the Company. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated by the Contributor, any Contributor Subsidiary or any JV Entity thereof.

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Section 4.08         Litigation. Except for actions, suits or proceedings covered by the policies of insurance described in Section 4.11, as of the date hereof, there is no action, suit or proceeding pending or, to the Contributor’s Knowledge, threatened against the Contributor, any Contributor Subsidiary or any JV Entity which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Contributor Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Contributor’s Knowledge, threatened against the Contributor, any Contributor Subsidiary or any JV Entity which challenges or impairs the ability of the Contributor to execute or deliver, or perform its obligations under this Contribution Agreement or to consummate the transactions contemplated hereby, including the Merger.

Section 4.09         Licenses and Permits. To the Contributor’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Transaction Agreements) are assignable to the Company, except in each case for items that would not, individually or in the aggregate, have a Contributor Material Adverse Effect. To the Contributor’s Knowledge, neither the Contributor, any Contributor Subsidiary, any JV Entity nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, nor has any of them received within the past one year any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.10         Properties.

(a)          The Properties are owned directly, in fee simple, by the Persons set forth on Section 4.10 of the Contributor Disclosure Letter or their direct or indirect wholly owned subsidiaries. Each Contributor Subsidiary or JV Entity listed as owning a Property on Section 4.10 of the Contributor Disclosure Letter is insured under a policy of title insurance as the owner of the fee simple estate (or, in the case of certain Properties, the leasehold estate) of such Property, in each case free and clear of all Liens except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property. Prior to the effective time of the transactions contemplated in this Contribution Agreement, no Contributor Subsidiary or JV Entity shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

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(b)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, (i) no Contributor Subsidiary, JV Entity, nor any other party to any agreement affecting any Property to which the Contributor, a Contributor Subsidiary or JV Entity is a party (other than a Lease (as such term is hereinafter defined) for space within such Property), has given or received any notice of default with respect to any term or condition of any such agreement, including, without limitation, any ground lease, (ii) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any Contributor Subsidiary or JV Entity, except for Permitted Liens, and (iii) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space leases) are valid and binding and in full force and effect. No Contributor Subsidiary or JV Entity has granted an option or right of first refusal or offer pursuant to the leases with respect to the sale of any Property.

(c)          As presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other law or regulation, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect. Neither the Contributor nor any Contributor Subsidiary nor any JV Entity has received any written notice from a Governmental Authority of any pending or threatened proceedings for the rezoning of any Property or portion thereof except for such notices or proceedings that would not, individually, or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

(d)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, (i) to the Contributor’s Knowledge, neither the Contributor, any Contributor Subsidiary nor any JV Entity, nor any other party to any Lease, has given or received any notice of default with respect to any term or condition of any such Lease, (ii) to the Contributor’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the Contributor, the Contributor’s Subsidiaries or the JV Entities, except for Permitted Liens, and (iii) each of the leases (and all amendments thereto or modifications thereof) to which the Contributor, any Contributor Subsidiary or any JV Entity is a party or by which any Contributor, Contributor Subsidiary or JV Entity or any Property is bound or subject (collectively, the “Leases”) is and will be valid and binding and in full force and effect.

(e)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, each of the Leases to which the Contributor, any Contributor Subsidiary or any JV Entity is a party or by which the Contributor, any Contributor Subsidiary, JV Entity or any Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of the Contributor or the applicable Contributor Subsidiary or JV Entity, and to the Contributor’s Knowledge, each other party thereto, enforceable against each Contributor Subsidiary or JV Entity, and to the Contributor’s Knowledge, each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(f)          To the Contributor’s Knowledge, except as previously disclosed to the Company, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.11         Insurance. The Contributor or the applicable Contributor Subsidiary or JV Entity has in place the public liability, casualty and other insurance coverage with respect to each Property as the Contributor reasonably deems necessary. Each of the insurance policies with respect to the Properties is in full force and effect in all material respects and none of the Contributor or the applicable Contributor Subsidiary or JV Entity is in default (in any material respect) under any such policies.

Section 4.12         Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect (a) the Contributor Subsidiaries and the JV Entities are in compliance with all applicable Environmental Laws (b) neither the Contributor Subsidiaries nor any JV Entity have received within the past three years any written notice from any Governmental Authority or third party alleging that any Contributor Subsidiary, any JV Entity or any Property is not in compliance with applicable Environmental Laws, and (c) there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by the Contributor concerning environmental matters.

Section 4.13         Investment. The Stockholder acknowledges that the offering and issuance of the Company Shares to be acquired pursuant to this Contribution Agreement and the Merger Agreement are intended to be exempt from registration under the Securities Act and that the Company’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Stockholder contained herein. In furtherance thereof, the Stockholder represents and warrants to the Company as follows:

(a)          The Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b)          The Stockholder is acquiring the Company Shares solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

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(c)          The Stockholder acknowledges that the Company Shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 4.14         Broker. None of the Contributor, any Contributor Subsidiary, JV Entity, or any of their managing members, members, partners, general partners, officers directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Contribution Agreement or other Formation Transactions.

Section 4.15         Eminent Domain. There is no existing or, to the Contributor’s Knowledge threatened, in writing condemnation, eminent domain or similar proceeding that would affect any of the Properties. Neither the Stockholder nor any Contributor Subsidiary nor any JV Entity has received any written notice from a Governmental Authority of any pending or threatened condemnation, eminent domain or similar proceeding that would affect any of the Properties.

Section 4.16         Assets and Liabilities. Section 4.16 of the Contributor Disclosure Letter accurately sets forth, in all material respects, as of June 30, 2014 and September 30, 2014, (i) all outstanding indebtedness of the Contributor, the Contributor Subsidiaries and each JV Entity, (iii) all interest rate swap liabilities of such entities and (iii) the net amount of all other tangible assets and liabilities of such entities (other than deferred tax liabilities, if any, and their interests in the Properties), which consists of cash, cash equivalents, accounts receivable and accounts payable. Except for distributions set forth on Section 4.16 of the Contributor Disclosure Letter (“Permitted Distributions”) or as contemplated by this Contribution Agreement (“Permitted Activities”), since September 30, 2014, the Contributor has not (i) made any distributions or (ii) entered into any transactions with an Affiliate other than on an arm’s-length basis. Section 4.16 of the Contributor Disclosure Letter accurately sets forth all contributions made to the Contributor by its Stockholder since September 30, 2014.

Section 4.17         No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Contribution Agreement or the transactions contemplated hereby.

Article V

INDEMNIFICATION

Section 5.01         Company Indemnification. Subject to the indemnification limitations set forth in this Contribution Agreement, from and after the Contribution Closing Date, the Company shall indemnify and hold harmless the Stockholder and its officers, employees, partners, members, agents, representatives and Affiliates (each of which is a “Contributor Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) in excess of the greater of (i) 4.5% of the Company Cap or (ii) $250,000, in each case in the aggregate (the “Deductible”), arising out of or relating to, asserted against, imposed upon or incurred by a Contributor Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Company contained in the Transaction Agreements or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Company pursuant to the Transaction Agreements; provided, however, that the Company shall not have any obligation under this Section 5.01 to indemnify any Contributor Indemnified Party against any Losses to the extent that such Losses arise by virtue of the Contributor’s breach of this Contribution Agreement, gross negligence, willful misconduct or fraud.

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Section 5.02         Stockholder Indemnification.

(a)          Subject to the indemnification limitations set forth in this Contribution Agreement, from and after the Contribution Closing Date, the Indemnity Holdback Amount shall be used to indemnify and hold harmless the Company, the Operating Partnership and each of their respective directors, officers, employees, agents, representatives and Affiliates (each of which is a “Company Indemnified Party”) from and against any and all Losses in excess of the greater of (i) 4.5% of the Indemnity Holdback Amount or (ii) $250,000, in each case in the aggregate, arising out of or relating to, asserted against, imposed upon or incurred by such Company Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Contributor or Stockholder in the Transaction Agreements or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Contributor or the Stockholder pursuant to the Transaction Agreements; provided, however, that the Stockholder shall not have any obligation under this Section 5.02 to indemnify any Company Indemnified Party against any Losses to the extent that such Losses arise by virtue of the Company’s breach of this Contribution Agreement, gross negligence, willful misconduct or fraud; provided further, however, that, to the extent such Losses relate to breach of a representation, warranty or covenant of the Contributor regarding a Person or the assets and liabilities of a Person that the Company or the Operating Partnership has or acquires an interest in from a Person other than the Contributor, the indemnification pursuant to this Section 5.02 shall be limited to the portion of such Losses attributable to the interest acquired from the Contributor pursuant to this Contribution Agreement. The Stockholder hereby grants to the Company a security interest in the Company Shares held as the Indemnity Holdback Amount to secure the indemnification obligations set forth in this Section 5.02.

(b)          Any indemnification payment made by the Company to the Stockholder pursuant to the Transaction Agreements shall be made to such Stockholder in shares of Company Common Stock, the number of which shall equal the dollar value of the indemnification payment divided by the price of a share of Company Common Stock as of the close of market on the date of such indemnification payment.

Section 5.03         Notice of Claims  At the time when any Contributor Indemnified Party or Company Indemnified Party, as applicable, (as applicable, an “Indemnified Party”) learns of any potential claim (a “Claim”) under this Article V that is asserted against the Indemnified Party that is subject to indemnification by the Company or in respect of the Contributor from the Indemnity Holdback Amount, as applicable, under this Article V (as applicable, the “Indemnifying Party”), such Indemnified Party will promptly give written notice (a “Claim Notice”) to the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Stockholder’s Representative); provided that failure to do so shall not prevent recovery under this Contribution Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Indemnified Party shall deliver to the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Stockholder’s Representative), promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim (defined below), and failure to do so shall prevent recovery under this Contribution Agreement to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

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Section 5.04         Third Party Claims. The Indemnifying Party (through the Stockholder’s Representative in the event the Indemnified Party is a Company Indemnified Party) shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Stockholder’s Representative), if it gives written notice of its intention to do so to the Indemnified Parties within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their expense provided, further, that if any such Third Party Claim relates to Taxes of the Contributor, any Contributor Subsidiary, or any JV Entity, or seeks non-monetary damages or asserts damages in excess of the Indemnity Holdback Amount against a Company Indemnified Party, then, notwithstanding anything in this Contribution Agreement to the contrary, the Company (or a Subsidiary of the Company) shall have the right to control any such Third Party Claim. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Indemnifying Party (or in the case of the Company Indemnified Parties, the Stockholder’s Representative), on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (a) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (b) each Indemnified Party that is party to such claim is released from all liability with respect to such claim; provided that the Stockholder’s Representative shall be deemed to have consented to any proposed compromise or settlement to which it has not objected to by written notice within 30 days after notice of such proposed compromise or settlement was provided by a Company Indemnified Party.

Section 5.05         Survival of Representations and Warranties. All representations and warranties of the Contributor and the Company, as applicable, contained in this Contribution Agreement shall survive after the Closing until the first anniversary of the Contribution Closing Date (the “Expiration Date”). If written notice of a Claim in accordance with the provisions of Section 5.03 has been given prior to the Expiration Date, then the relevant representation and warranty shall survive, but only with respect to such specific Claim, until such Claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

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Section 5.06         Establishment of Indemnity Holdback Escrow. On the Contribution Closing Date, the Company shall deposit the Indemnity Holdback Amount in accordance with the terms and conditions of the Escrow Agreement. The Company agrees that the security interest in the Company Shares may be released, or collateral may be substituted for such Company Shares, in accordance with the Escrow Agreement.

Section 5.07         Exclusive Remedy.

(a)          Except as set forth in Sections 2.07 and 6.05, the sole and exclusive remedy for Company Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with the Transaction Agreements and any of the agreements, documents or instruments executed and delivered in connection therewith and any of the transactions contemplated thereby shall be indemnification pursuant to the provisions of this Article V and the Stockholder shall not be liable or obligated to make payments under this Contribution Agreement to the extent such payments in the aggregate exceed the Indemnity Holdback Amount.

(b)          Except as set forth in Section 6.04 of the PGI Merger Agreement, the sole and exclusive remedy for Contributor Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with the Transaction Agreements and any of the agreements, documents or instruments executed and delivered in connection therewith and any of the transactions contemplated thereby shall be indemnification pursuant to the provisions of this Article V and the Company shall not be liable or obligated to make payments under this Contribution Agreement to the extent such payments in the aggregate exceed the dollar amount obtained by multiplying the number of Company Shares included in the Indemnity Holdback Amount by the Price to the Public (the “Company Cap”).

Section 5.08         Tax Treatment. All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for U.S. federal income tax purposes, unless otherwise required by applicable Laws.

Article VI

COVENANTS AND OTHER AGREEMENTS

Section 6.01         Covenants of the Contributor. From the date hereof through the Merger Closing, except as otherwise provided for or as contemplated by the Transaction Agreements, the Contributor shall and shall cause the Contributor Subsidiaries and JV Entities, to the extent the Contributor or the Contributor Subsidiaries control such JV Entities, to, use commercially reasonable efforts to conduct their business and operate and maintain the Properties in the ordinary course, consistent with past practices. In addition, the Contributor:

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(a)          will not make any distributions, other than Permitted Distributions;

(b)          except for Permitted Activities, will not enter into any transactions with an Affiliate other than on an arm’s-length basis;

(c)          will not sell, transfer or otherwise dispose of its Property Interests; and

(d)          will not mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of its Property Interests, except for Permitted Liens.

Section 6.02         Stockholder’s Representative. The Stockholder hereby appoints Dr. Thomas Finne as the representative for the Stockholder (the “Stockholder’s Representative”) and the Stockholder’s Representative shall have the authority to take the actions provided herein and receive notices on behalf of the Stockholder subsequent to the Merger Closing.

Section 6.03         Tax Covenants.

(a)          Each party hereto (i) shall cause all Tax Returns relating to the Contribution, Conversion and Merger to be filed on the basis of treating the Contribution, Conversion and Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) shall not take any position on any Tax Return, or take any other reporting position, that is inconsistent with such treatment, unless otherwise required by applicable Laws.

(b)          The Contributor shall provide the Company with such reasonable cooperation and information relating to the Contributor, any Contributor Subsidiary and any JV Entity as the Company reasonably requires in (i) filing any Tax Return, amended Tax Return or claim for Tax refund, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes or (iv) performing Tax diligence, including with respect to the impact of the transactions contemplated herein on the Company’s qualification as a REIT for U.S. federal income Tax purposes and the qualification of the Contribution, Conversion and Merger, taken together, as a reorganization under Section 368(a) of the Code.

(c)          The Company shall be responsible for the prosecution of any claim or audit instituted after the Contribution Closing Date with respect to Taxes of the Contributor, any Contributor Subsidiary, or any JV Entity, attributable to any taxable period, or portion thereof, ending on or before the Contribution Closing Date.

(d)          Following the Merger Closing, to the extent the Stockholder has provided a FIRPTA Notice pursuant to Section 2.01(b)(iv)(A) instead of cash sufficient to fund withholding pursuant to Section 2.01(b)(iv)(B), the Stockholder shall provide the Company with evidence satisfactory to the Company that the Stockholder has complied with the requirements of Temporary Treasury Regulations Section 1.897-5T(d)(1)(iii), as modified by IRS Notice 89-57 with respect to the transactions contemplated hereby.

(e)          Within 20 days after the Closing, the Company shall submit to the Internal Revenue Service the FIRPTA notice provided to it by the Stockholder pursuant to Section 2.01(b)(iv), in accordance with the requirements of Treasury Regulation Section 1.1445-2(d)(2)(i)(B).

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(f)          The Company shall (a) cause to be timely paid any New York City and New York State real property transfer taxes payable by the Contributor as a result of, or in connection with, the Contribution (collectively, the “New York Transfer Taxes”); provided, that the parties hereto acknowledge and agree that such amount of New York Transfer Taxes payable shall reflect the Company’s status as a REIT; and (b) timely and properly file, with the Contributor’s cooperation, all Tax returns with respect to such New York Transfer Taxes.

Section 6.04         Tax Protection Provisions. The parties agree and acknowledge that the Stockholder is a beneficiary of the tax protection provisions set forth in Section 6.04 of that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Paramount Group Inc., a Delaware corporation (“PGI”), the Stockholder and the other stockholders of PGI named therein (the “PGI Merger Agreement”).

Section 6.05         Liability for Transfer Taxes.  The Stockholder agrees to indemnify the Company for any Incremental Transfer Taxes incurred as a result of any direct or indirect transfers of the Company Shares received in connection with the transactions contemplated hereby, or interests therein (other than the receipt of the Merger Consideration by the Stockholder pursuant to the Merger Agreement) within two years after the IPO Closing Date; provided that such Company Shares shall be the Company’s sole recourse with respect to such indemnification obligation. The Stockholder hereby grants a security interest in 50% of its Company Shares received in the Merger to the Company and hereby irrevocably appoints the Company, and any of its agents, officers, or employees as its attorney-in fact, which shall be deemed coupled with an interest, with full power to prepare, execute and deliver any documents, instruments and agreements as may be appropriate to perfect and continue such security interest in favor of the Company. The security interest granted pursuant to this Section 6.05 shall attach to the Company Shares that are not included in the Indemnity Holdback Amount. The Company agrees that the security interest in the Company Shares received by the Stockholder in the Merger may be released, or collateral may be substituted, in accordance with the terms of the Escrow Agreement.

Section 6.06         Commercially Reasonable Efforts By the Company and the Contributor. Each of the Company and the Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Contribution Agreement, and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

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Article VII

GENERAL PROVISIONS

Section 7.01         Notices. All notices and other communications under the Transaction Agreements shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)          if to the Company to:

Paramount Group, Inc.
1633 Broadway, Suite 1801
New York, NY 10011
Facsimile: (212) 237-3197
Attention: General Counsel

(b)          If to the Contributor, the Stockholder or the Stockholder’s Representative, to Marathon Rental Investments, Inc.

c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG
Werner-Otto-Straße 1-7
D-22179 Hamburg, Germany
Attention: Thomas Armbrust
Fax: +49-40-6461-2960

Section 7.02         Definitions. For purposes of this Contribution Agreement, the following terms shall have the following meanings:

(a)          “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)          “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(c)          “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

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(d)          “Company’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(e)          “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Operating Partnership and their Subsidiaries, taken as a whole, giving effect to the Formation Transactions and the IPO. For the avoidance of doubt, the Merger shall not be deemed a Company Material Adverse Effect.

(f)          “Contributor Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operation of the Contributor and the Contributor Subsidiaries, taken as a whole, including such entities’ direct and indirect interests in the JV Entities. For the avoidance of doubt, the Merger shall not be deemed a Contributor Material Adverse Effect.

(g)          “Contributor’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(h)          “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(i)           “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(j)          “Incremental Transfer Taxes” means any additional transfer taxes attributable to the transactions contemplated by this Agreement and the other Formation Transactions as a result of the failure of any such transaction to qualify as a "real estate investment trust transfer" under New York Tax Law section 1402 or under New York City Administrative Code section 11-2102 due to direct or indirect transfers of the Company Shares issued as Merger Consideration occurring within two years after the IPO Closing Date.

(k)          “IPO Closing Date” means the closing date of the IPO.

(l)          “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(m)          “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(n)          “Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable, including, without limitation, in the case of the Contributor, the Limited Liability Company Operating Company Agreement of Marathon Rental Investments LLC.

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(o)          “Permitted Liens” means (i) Liens for unpaid Taxes (other than statutory liens for Taxes not yet due and payable); (ii) zoning Laws generally applicable to the districts in which the Properties are located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Properties; (iv) Liens securing Permitted Activities; (v) Liens arising in the ordinary course of business; (vii) Liens securing indebtedness outstanding as of September 30, 2014 or incurred on an arms’ length basis thereafter and (viii) any exceptions contained in the title policies relating to the Properties as of the Contribution Closing Date.

(p)          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(q)          “Price to the Public” means the public offering price of a share of Company Common Stock sold in the IPO as shown on the cover page of the final prospectus forming part of the registration statement pursuant to which the shares of Company Common Stock offered in the IPO were registered under the Securities Act.

(r)          “Registration Statement” means the Company’s registration statement on Form S-11, as amended from time to time, as filed with the SEC.

(s)          “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(t)          “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another direct or indirect Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) 50% or more of the voting power of the voting capital stock or other equity interests, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(u)          “Tax” (and, with its correlative meaning, “Taxes”) means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, unclaimed property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

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(v)         “Tax Return” means any return, statement, schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment, attachment and supplement thereof.

Section 7.03         Counterparts. This Contribution Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Contribution Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Contribution Agreement and shall be binding upon the parties hereto.

Section 7.04         Entire Agreement; Third-Party Beneficiaries. The Transaction Agreements and the Escrow Agreement, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of the Transaction Agreements. The Transaction Agreements are not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 7.05         Governing Law. The Transaction Agreements shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.06         Assignment. The Transaction Agreements shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and thereto and their respective heirs, legal representatives, successors and assigns; provided, however, that the Transaction Agreements may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Company may assign its rights and obligations hereunder and thereunder to an Affiliate. Notwithstanding the foregoing, the Transaction Agreements shall be assigned to Marathon LLC.

Section 7.07         Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York City, New York, with respect to any dispute arising out of the Transaction Agreements or any transaction contemplated hereby or thereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 7.08         Dispute Resolution. The parties intend that this Section 7.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of the Transaction Agreements.

(a)          Upon any dispute, controversy or claim arising out of or relating to the Transaction Agreements or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.08(c) below without regard to any such 10-day negotiation period.

(b)          Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.08(a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen (15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)          Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under the Transaction Agreements. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

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(d)          The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.09         Severability. Each provision of the Transaction Agreements will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and the Transaction Agreements, as applicable, will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 7.10         Rules of Construction.

(a)          The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of the Transaction Agreements and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the Transaction Agreements as a whole and not to any particular provision of the Transaction Agreements, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of the Transaction Agreements unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in the Transaction Agreements, they shall be deemed to be followed by the words “without limitation.” All terms defined in the Transaction Agreements shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in the Transaction Agreements are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.11         Equitable Remedies. The parties agree that irreparable damage would occur to the Company, on the one hand, and the Contributor and the Stockholder, on the other hand, in the event that any of the provisions of the Transaction Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, on the one hand, and the Contributor and the Stockholder, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of the Transaction Agreements by the other party and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties entitled under the Transaction Agreements or otherwise at law or in equity.

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Section 7.12         Time of the Essence. Time is of the essence with respect to all obligations under the Transaction Agreements.

Section 7.13         Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Transaction Agreements.

Section 7.14         No Personal Liability Conferred. The Transaction Agreements shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Company, the Contributor or the Stockholder.

Section 7.15         Amendments. This Contribution Agreement may be amended by appropriate instrument, without the consent of the Contributor and the Stockholder, at any time prior to the Contribution Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributor or the Stockholder.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

PARAMOUNT GROUP, INC., a Maryland corporation

By:	/s/ David P. Spence
Name: David P. Spence
Title: Senior Vice President

MARATHON RENTAL INVESTMENTS, INC.

By:	/s/ Thomas Armbrust
Name: Thomas Armbrust
Title: President

[Signature Page to Marathon Contribution Agreement]

STOCKHOLDER

/s/ Maren Otto
Name: Maren Otto

[Signature Page to Marathon Contribution Agreement]

EXHIBIT A

List of Properties

[See attached]

A-1

EXHIBIT B

Certificate of Conversion

[See attached]

B-1

EXHIBIT C

Certificate of Formation

[See attached]

C-1

EXHIBIT D

Agreement and Plan of Merger

[See attached]

D-1

EXHIBIT E

Escrow Agreement

[See attached]

E-1

EXHIBIT F

Lock-up Agreement

[See attached]

F-1

EXHIBIT G

Assignment and Assumption Agreement

[See attached]

G-1

SCHEDULE 1.01

Excluded Assets

All of the interests in Kommanditgesellschaft Grundstücksgesellschaft EKZ Schwedt m.b.H. & Co. held by Marathon

Schedule 1.01

SCHEDULE 1.02

Consideration

Marathon

Consideration
1,980,402 Company Shares

Schedule 1.02